Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement of Dollar Financial Group, Inc. on Amendment No. 1 to Form S-4 of our report on We The People Forms And Service Centers, USA, Inc. (Member of the We The People Affiliated Group of Companies) as of December 31, 2004 and 2003, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, dated April 11, 2005, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, CA
August 8, 2005